Exhibit 99.1

CORPORATE OFFICE

37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANTICIPATES VERY STRONG SECOND QUARTER

INCREASES SECOND QUARTER EARNINGS GUIDANCE TO $.64 — $.65
PER DILUTED SHARE

—Raises Full Year 2006 Estimate to $2.42 to $2.46 per Diluted Share—

Paoli, PA, July 17, 2006 — AMETEK Inc. (NYSE: AME) today announced it expects its second quarter and full year 2006 results to substantially exceed its prior estimates.

The Company now expects second quarter diluted earnings per share to be approximately $.64 to $.65, up from its previous guidance of $.57 to $.59 per diluted share. Second quarter sales are expected to be in the range of $450 million, up approximately 28% from the $352.1 million for the second quarter of 2005.

“AMETEK had an outstanding quarter which surpassed our expectations,” stated Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Strong internal growth in each of the Company’s two segments, combined with the contributions from acquired businesses drove the strong top-line growth. We translated this top-line growth into bottom-line performance, increasing diluted earnings per share 31% to 33% over last year’s second quarter,” he commented.

“Given our strong first half results and the expectation of continued strength in our markets, we have raised our full year 2006 estimated earnings to a range of $2.42 to $2.46 per diluted share, up from our previous guidance of $2.30 to $2.35 per diluted share,” commented Mr. Hermance.

Mr. Hermance also noted, “While the Department of Homeland Security’s failure to select AMETEK as a vendor for The Department’s Advanced Spectroscopic Portal Monitor program is a disappointment, AMETEK will continue to pursue other global opportunities for advanced radiation detection systems.”

Earnings Release and Conference Call
AMETEK will issue its Second Quarter Earnings release before the market opens on Thursday July 20, 2006 and will Web cast its investor conference call beginning at 8:30 AM ET that same morning. The live audio Web cast will be available at www.ametek.com and at www.streetevents.com. To access the Web cast from ametek.com, click on “Investors” and a link will be provided to access the Web cast. The call will also be archived at www.ametek.com/investors.

—MORE—

AMETEK INCREASES SECOND QUARTER EARNINGS GUIDANCE

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of $1.7 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital.
The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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